Exhibit 4.2

EXHIBIT B

FORM OF INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is entered into by and among SharpSpring, Inc., a Delaware corporation (the “Company”), SHSP Holdings, LLC, a Delaware limited liability company (“SHSP Holdings”), Evercel Holdings LLC, a Delaware limited liability company and an affiliate of SHSP Holdings (“Evercel Holdings”), and the stockholders of the Company signatory hereto (the (“Management Stockholders”).

BACKGROUND

A.  Concurrently with the execution of this Agreement, the Company and SHSP Holdings are entering into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which the Company is issuing to SHSP Holdings a Convertible Promissory Note in the principal amount of $8,000,000 (the “Note”) which is convertible on the terms and conditions set forth therein into shares of the Company’s common stock par value $0.001 per share (“Common Stock”).

B.  The Management Stockholders are members of the senior management team of the Company and own certain shares of Common Stock.

C.  The execution of this Agreement by the parties hereto is material to SHSP Holdings’s willingness to enter into the Note Purchase Agreement and to acquire the Note.

D.  In consideration of the benefits that will be derived by the parties hereto from the issuance of the Note to SHSP Holdings, the parties hereto desire to enter into this Agreement.

AGREEMENT

             NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Registration Rights.

1.1           Definitions. As used in this Agreement, the following terms shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

              “Investors” means, collectively, (i) SHSP Holdings, (ii) the members of SHSP Holdings, (iii) Evercel Holdings, and (iv) the members of Evercel Holdings, and “Investor” means any of the Investors who may hold shares of Common Stock at any time.

“Notes” means the Note and any PIK Notes (as such term is defined in the Note), that may be outstanding at any time.

“Person” means a corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

“Register,” “Registered,” and “Registration” refer to the registration effected by preparing and filing one (1) or more Registration Statements in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

“Registrable Securities” means (i) the shares of Common Stock issued or issuable upon conversion of the Notes; (ii) after the first to occur of (A) the Company's failure to obtain Stockholder Approval (as defined in the Note) in accordance with Section 2.12 of the Note within two years of the date of the Note, or (B) the conversion of a majority of the original aggregate principal amount of the Notes, any shares of Common Stock held by any Investor; and (iii) any shares of capital stock issued or issuable with respect to the shares of Common Stock described in clauses (i) and (ii), if any, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, which have not been (x) included in a Registration Statement that has been declared effective by the SEC, or (y) sold under circumstances meeting all of the applicable conditions of Rule 144 (or any similar provision then in force) under the 1933 Act.

“Registration Statement” means the registration statement or statements of the Company filed under the 1933 Act covering the Registrable Securities.

“SEC” means the United States Securities and Exchange Commission.

1.2           Requests for Registration.

(a)           Investors may at any time request registration under the Securities Act of any portion of the Registrable Securities that is equal to or greater than 25% of the aggregate number of Registrable Securities issuable upon conversion of the Note (i) on Form S-1 or any similar long-form registration statement (each, a “Long Form Registration”) or (ii) on Form S-3 or any similar short-form registration statement, if available. Investors may also request that the registration be made pursuant to Rule 415. The Company shall use its best efforts to cause any Registration Statement to be declared effective under the 1933 Act as soon as practicable after filing. The Company shall not be required to effect a Long-Form Registration under this Section 1.2(a) more than two times; provided, that a Registration Statement shall not count as a Long-Form Registration requested under this Section 1.2(a) unless and until it has become effective and Investors are able to register and sell at least 85% of the Registrable Securities requested to be included in such Registration.

(b)           The Company shall not include in any Registration requested by any Investor pursuant to Section 1.2(a) any securities that are not Registrable Securities without the prior written consent of such Investor.

(c)           The Company shall not be obligated to effect any Registration within ninety (90) days after the effective date of a previous Registration in which Registrable Securities were included. The Company may postpone, for up to ninety (90) days from the date of any request for any Registration, the filing or the effectiveness of a Registration Statement for such Registration or suspend the use of a prospectus that is part of a shelf Registration for up to ninety (90) days if the Board reasonably determines that such postponement or suspension is in the best interests of the Company.

(d)           If, in connection with a Registration requested by Investors pursuant to Section 1.2(a), Investors wish to engage in an underwritten offering with respect to the Registrable Securities, Investors shall have the right to select the investment banker(s) and manager(s) to administer such underwritten offering, subject to the Company’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(e)           Whenever the Company proposes to register any of its securities under the 1933 Act (other than (i) in connection with registrations on Form S-4 or Form S-8 promulgated by the SEC or any successor or similar forms or (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice and shall, subject to the limitations in Section 1.2(f), include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities which Investors request be included in such Piggyback Registration.

(f)           If a Piggyback Registration is an underwritten primary Registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

1.3           Related Obligations. At such time as the Company is obligated to prepare and file the Registration Statement with the SEC pursuant to Section 1.2, the Company shall have the following obligations with respect to the Registration Statement:

(a)           The Company shall use all commercially reasonable efforts to cause such Registration Statement to remain effective until the date on which Investors shall have sold all the Registrable Securities (the “Registration Period”).

(b)           The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company shall use all commercially reasonable efforts to respond to all SEC comments within ten (10) business days from receipt of such comments by the Company.

(c)           The Company shall use all commercially reasonable efforts to cause such Registration Statement to become effective no later than five (5) business days after notice from the SEC that the Registration Statement may be declared effective. Investors agree to provide in writing all information which it is required by law to provide to the Company, including the intended method of disposition of the Registrable Securities, and the Company’s obligations set forth above shall be conditioned on the receipt of such information.

(d)           The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by Investors as set forth in such Registration Statement.

(e)           The Company shall make available to Investors and their legal counsel without charge (i) if requested by Investors, promptly after the same is prepared and filed with the SEC at least one (1) copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, the prospectus included in such Registration Statement (including each preliminary prospectus) and, with regards to such Registration Statement(s), any correspondence by or on behalf of the Company to the SEC or the staff of the SEC and any correspondence from the SEC or the staff of the SEC to the Company or its representatives; and (ii) upon the effectiveness of any Registration Statement, the Company shall make available copies of the prospectus, via EDGAR, included in such Registration Statement and all amendments and supplements thereto.

(f)           The Company shall use commercially reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or “blue sky” laws of such states in the United States as Investors reasonably request; (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period; (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period; and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for its obligations under this Agreement, or (y) subject itself to general taxation in any such jurisdiction. The Company shall promptly notify Investors of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(g)           As promptly as practicable after becoming aware of such event, the Company shall notify Investors in writing of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (“Registration Default”) and use all diligent efforts to promptly prepare a supplement or amendment to such Registration Statement and take any other necessary steps to cure the Registration Default (which, if such Registration Statement is on Form S-3, may consist of a document to be filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act (as defined below) and to be incorporated by reference in the prospectus) to correct such untrue statement or omission, and make available copies of such supplement or amendment to Investors.

(h)           The Company shall also promptly notify Investors (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when the Registration Statement or any post-effective amendment has become effective (Investors’ access to such documents via the SEC’s EDGAR website shall constitute sufficient notice hereunder); (ii) of any request by the SEC for amendments or supplements to the Registration Statement or related prospectus or related information, (iii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, (iv) in the event the Registration Statement is no longer effective, or (v) if the Registration Statement is stale as a result of the Company’s failure to timely file its financials or otherwise.

(i)           The Company shall use all commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify any Investor holding Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding concerning the effectiveness of the Registration Statement.

(j)           The Company shall permit Investors and one (1) legal counsel, designated by Investors, to review and comment upon the Registration Statement and all amendments and supplements thereto at least one (1) calendar day prior to their filing with the SEC. The Company shall consider in good faith any comments received from Investors and such designated legal counsel in connection with such review, but shall be under no obligation to make revisions in response thereto.

(k)           The Company shall hold in confidence and not make any disclosure of information concerning Investors unless (i) in the opinion of the Company or upon the advice of its legal counsel, disclosure of such information is necessary to comply with federal or state securities laws, (ii) in the opinion of the Company or upon the advice of its legal counsel, the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement, or (v) Investors has consented to such disclosure. The Company agrees that it shall, upon learning that disclosure of such information concerning any Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at such Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order covering such information.

(l)           The Company shall use all commercially reasonable efforts to maintain designation and quotation of all the Registrable Securities covered by any Registration Statement on all markets on which the Common Stock is traded and shall pay all fees and expenses in connection therewith.

(m)           The Company shall provide a transfer agent for all the Registrable Securities not later than the effective date of the first Registration Statement filed pursuant hereto.

(n)           If requested by Investors, the Company shall (i) as soon as reasonably practical incorporate in a prospectus supplement or post-effective amendment such information as Investors reasonably determine should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably possible after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

(o)           The Company shall otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(p)           Within one (1) business day after the Registration Statement which includes Registrable Securities is declared effective by the SEC, the Company shall deliver to the transfer agent for such Registrable Securities, with a copy to Investor, a written notification that such Registration Statement has been declared effective by the SEC.

1.4           Obligations of Investors.

(a)           At least five (5) calendar days prior to the first anticipated filing date of the Registration Statement the Company shall notify each Investor in writing of the information the Company requires from such Investor for the Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities and Investors agree to furnish to the Company that information regarding itself, the Registrable Securities and the intended method of disposition of the Registrable Securities as shall reasonably be required to effect the registration of the resale of such Registrable Securities, and Investors shall execute such documents in connection with such registration as the Company may reasonably request. Investors covenant and agree that, in connection with any sale of Registrable Securities by it pursuant to the Registration Statement, they shall comply with the “Plan of Distribution” section of the then current prospectus relating to such Registration Statement.

(b)           Investors shall cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder.

(c)           Upon receipt of written notice from the Company of the happening of any event of the kind described in Section 1.2(g), Investors will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering the resale of such Registrable Securities until Investors’ receipt of the copies of the supplemented or amended prospectus contemplated hereby.

1.5           Expenses of Registration. All reasonable expenses, other than underwriting discounts and commissions, incurred by the Company in connection with registrations including comments, filings or qualifications pursuant to Section 1.2 and Section 1.3, including, without limitation, all registration, listing and qualifications fees, printing and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company.

1.6           Indemnification. In the event any Registrable Securities are included in a Registration Statement pursuant to this Agreement:

(a)           To the fullest extent permitted by law, the Company, under this Agreement, will, and hereby does, indemnify, hold harmless and defend Investors, the directors, officers, partners, employees, counsel, agents, representatives of, and each person, if any, who controls Investors within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Investors have requested in writing that the Company register or qualify the Shares (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus for the offer of the Registrable Securities (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to the restrictions set forth in Section 1.6(e), the Company shall reimburse each Indemnified Person, promptly as such expenses are incurred and are due and payable, for any reasonable and documented legal fees or other reasonable out-of-pocket expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 1.6(a): (i) shall not apply to a Claim arising out of or based upon a Violation which is due to the inclusion in the Registration Statement of the information furnished to the Company by any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (ii) shall not be available to the extent such Claim is based on (A) a failure of any Investor to deliver or to cause to be delivered the prospectus made available by the Company; (B) the Indemnified Person’s use of an incorrect prospectus despite being promptly advised in advance by the Company in writing not to use such incorrect prospectus; (C) the manner of sale of the Registrable Securities by Investors or of Investors’ failure to register as a dealer under applicable securities laws; (D) any omission of any Investor to notify the Company of any material fact that should be stated in the Registration Statement or prospectus relating to such Investor or the manner of sale; and (E) any amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld; and (iii) shall not be available to the extent the Claim arises out of the gross negligence or willful misconduct of the Indemnified Person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the resale of the Registrable Securities by any Investor pursuant to the Registration Statement.

(b)           In connection with any Registration Statement in which any Investor is participating, such Investor shall indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 1.6(a), the Company, each of its directors, officers, employees, counsel, agents and representatives and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation is due to (i) the inclusion in the Registration Statement of the written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; (ii) a failure of any Investor to deliver or to cause to be delivered the prospectus made available by the Company or such Investor’s use of an incorrect prospectus despite being timely advised by the Company in writing not to use such incorrect prospectus; (iii) such Investor’s gross negligence or willful misconduct; or (iv) any omission of such Investor to notify the Company of any material fact that should be stated in the Registration Statement or prospectus relating to such Investor or the manner of sale; and, subject to Section 1.6(e), such Investor will reimburse any documented legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 1.6(b) and the agreement with respect to contribution contained herein shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Investor, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the resale of the Registrable Securities by such Investor pursuant to the Registration Statement.

(c)            Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 1.6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 1.6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party, as the case may be, shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the Indemnified Person or Indemnified Party, the representation by counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The indemnifying party shall pay for only one (1) separate legal counsel for the Indemnified Persons or the Indemnified Parties, as applicable, and such counsel shall be selected by Investors, if Investors are entitled to indemnification hereunder, or the Company, if the Company is entitled to indemnification hereunder, as applicable. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding affected without its written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 1.6, except to the extent that the indemnifying party is prejudiced by such failure in its ability to defend such action.

(d)           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

(e)           To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 1.6 to the fullest extent permitted by law; provided, however, that: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 1.6; (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

1.7           Reports Under the 1934 Act.

(a)           With a view to making available to Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit Investors to sell securities of the Company to the public without registration (“Rule 144”), provided that any Investor holds any Registrable Securities which are eligible for resale under Rule 144 and such information is necessary in order for such Investor to sell such Securities pursuant to Rule 144, the Company agrees to:

(i)            make and keep public information available, as those terms are understood and defined in Rule 144;

(ii)          file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(iii)        furnish to such Investor, promptly upon request, (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act applicable to the Company, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (C) such other information as may be reasonably requested to permit such Investor to sell such securities pursuant to Rule 144 without registration.

1.8           No Assignment of Registration Rights. This Agreement and the rights, agreements or obligations hereunder may not be assigned, by operation of law, merger or otherwise, and without the prior written consent of the other party hereto, and any purported assignment by a party without prior written consent of the other party will be null and void and not binding on such other party. Subject to the preceding sentence, all of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and assigns.

2.           Right to Nominate a Director. For so long as SHSP Holdings continues to hold any Notes, SHSP Holdings shall have the right to designate one person for election to the Company’s Board of Directors (the “Board”) and the Company shall use its reasonable best efforts to cause such person (the “Investor Nominee”) to be elected to the Board at each annual meeting of the stockholders of the Company, commencing with the first annual meeting of stockholders to be held after the date of such designation. The Investor Nominee shall be subject to the Company’s ordinary background check procedures prior to his or her initial election to the Board. The Investor Nominee shall be entitled to the same compensation, indemnification rights and other benefits that are provided to any other non-management director. If at any time the Notes are held by more than one person or legal entity, the holder(s) of a majority in aggregate principal amount of the Notes shall have the right to nominate a director pursuant to this Section 2. If the Board at any time reasonably determines that the Investor Nominee is not positively contributing to the achievement of the Company’s goals and objectives and the Board requests the resignation of the Investor Nominee, SHSP Holdings shall cause the Investor Nominee to resign from the Board and SHSP Holdings shall designate a new person as the Investor Nominee to fill the vacancy created by such resignation and to stand for election in future elections of directors, subject to the same conditions set forth in this Section 2 with respect to the initial Investor Nominee.

3.           Restrictions on Sales of Stock by the Management Stockholders. For so long as SHSP Holdings continues to hold any Notes, and for so long as each such individual remains employed by the Company, (i) Richard Carlson shall not, without the prior written consent of Investor, sell shares of Common Stock with an aggregate gross sale price of (A) more than $250,000 prior to the eighteen- (18-) month anniversary of the date of this Agreement, or (B) more than $1,000,000 in total and (ii) Travis Whitton shall not, without the prior written consent of Investor, sell shares of Common Stock with an aggregate gross sale price of (A) more than $250,000 prior to the eighteen- (18-) month anniversary of the date of this Agreement or (B) more than $500,000 in total.

4.           Limitations on Additional Senior Debt. So long as any Notes are outstanding, except as SHSP Holdings may otherwise agree in writing, the Company shall at no time (i) have outstanding senior indebtedness in an aggregate amount exceeding 18.6% of the Company’s trailing twelve-month revenue, (ii) incur any indebtedness that is both junior in right of payment to the obligations of the Company to its senior secured lender and senior to the Company’s obligations under the Notes or (iii) enter into any agreement with any lender or other third party that would (A) prohibit the Company from issuing PIK Notes (as such term is defined in the Note) at any time or under any circumstances or (B) prohibit the conversion of the Notes in accordance with their terms at any time or under any circumstances.

5.           Miscellaneous.

5.1           Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions.

5.2           Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), and this Agreement may be terminated, only with the written consent of all of the parties hereto.

5.3           Entire Agreement. This Agreement, the Note Purchase Agreement and the Note constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof and supersede any and all previous agreements among the parties or any of them relative to the specific subject matter hereof and thereof.

5.4           Notices. All notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by (i) personal delivery, which notice shall be effective when actually delivered, (ii) private overnight courier, which notice shall be effective on the day of delivery, (iii) by facsimile or electronic mail, which notice shall be effective upon confirmation of transmission, or (iv) certified or registered mail, which notice shall be effective three business days after being deposited in the mail, postage prepaid. Any such notice, to be valid, must be addressed (x) if sent to the Company, to the Company’s principal executive offices, (y) if sent to SHSP Holdings or to Evercel Holdings, at such party’s notice address, facsimile number or electronic mail address set forth on the signature page to this Agreement or to such other address as such Investor has specified by prior written notice to the other parties hereto after the date hereof and (z) if sent to a Management Stockholder, to such Management Stockholder’s address, facsimile number or electronic mail address as is in the Company’s personnel records for such Management Stockholder.

5.5           Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.6           Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile or electronically scanned copies), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7           Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

5.8           No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Company and the Stockholders and their respective successors and permitted assigns.

5.9           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Investors’ Right Agreement as of the date first above written.

THE COMPANY:	INVESTORS:

SHARPSPRING, INC.	SHSP HOLDINGS, LLC

By: /s/	By: /s/
Name:	Name:
Title:	Title:

MANAGEMENT STOCKHOLDERS:	Notice Address for SHSP Holdings:

/s/	228 Park Avenue South, Suite 90959
RICHARD A. CARLSON	Street Address
New York, New York 10003
City State Zip

/s/	E-Mail Address:
TRAVIS WHITTON
Facsimile No.:

EVERCEL HOLDINGS, LLC

By: /s/
Name:
Title:

Notice Address for Evercel Holdings:

228 Park Avenue South, Suite 90959
Street Address

New York, New York 10003
City State Zip

E-Mail Address:

Facsimile No.:

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